EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS
Ray Davis	Dan Sullivan
President & CEO	EVP & CFO
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4103
raydavis@umpquabank.com	dansullivan@umpquabank.com

UMPQUA HOLDINGS ANNOUNCES 50% INCREASE IN QUARTERLY CASH DIVIDEND

PORTLAND, Ore. - September 7, 2006 - Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., today announced that its board of directors approved a quarterly cash dividend of $0.18 per common share, up 50% from the second quarter dividend of $0.12 per common share. The dividend is payable on October 16, 2006 to shareholders of record as of September 29, 2006.

"Umpqua's consistent earnings growth and strong capital position is a result of our commitment to shareholder value," said Ray Davis, president and chief executive officer of Umpqua Holdings Corporation. "Our focus remains on the growth of the company, while our shareholders receive the benefit of a focused business strategy."

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 127 locations stretching from the greater Sacramento area and San Joaquin Valley to Seattle, Wash., as well as along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com

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